CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-249405 and 333-266144 on Form S-8 of our reports dated February 10, 2023, relating to the financial statements of DHI Group, Inc. and the effectiveness of DHI Group, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Denver, CO
February 10, 2023